Exhibit 107

Calculation of Filing Fee Table

Form S-4

(Form Type)

MaxLinear, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price		Fee Rate			Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry forward Initial Effective Date	Filing for Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, $0.0001 par value per share	457(f)(1) 457(f)(3)	12,825,577	(2)	N/A	$0.00	(3)	$ $	92.70 per 1,000,000	(4)	$0	(3)(4)
Fees Previously Paid	N/A
Carry Forward Securities
Carry Forward Securities	N/A
	Total Offering Amounts						$0.00					$0.00
	Total Fees Previously Paid											$0.00
	Total Fee Offsets											$0.00
	Net Fee Due											$0.00

(1)	This Registration Statement relates to shares of MaxLinear, Inc. (“Parent”) common stock, par value $0.0001 per share (“Parent Shares”), issuable upon the completion of the merger of Shark Merger Sub, an exempted company incorporated and existing under the laws of the Cayman Islands and wholly-owned subsidiary of Parent (“Merger Sub”), with and into Silicon Motion Technology Corporation, an exempted company incorporated and existing under the laws of the Cayman Islands (the “Company”), with the Company as the surviving corporation (the “Merger”), as further described in the proxy statement/prospectus that forms a part of this Registration Statement.

(2)	Represents the estimated maximum number of Parent Shares to be issued in connection with the Merger described herein based on (x) 132,222,440, an estimate of the maximum number of ordinary shares, $0.01 par value per share of the Company to be canceled pursuant to the Merger (collectively, the “Company Shares”) calculated based on 132,182,440 issued and outstanding Company Shares as of June 10, 2022, which includes 40,000 Company Shares issuable pursuant to the exercise of outstanding stock-based awards and, for avoidance of doubt, the number of Company Shares covered by outstanding American Depositary Shares (each an “ADS”), multiplied by (y) the exchange ratio of 0.097 Parent Shares for each Company Share.

(3)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and computed pursuant to Rule 457(f)(1) and 457(f)(3) of the Securities Act. The proposed maximum offering price is equal to (i) the product of (a) $22.88, which is one-fourth of the average of the high and low prices per ADS, each ADS representing four Company Shares, as reported on the Nasdaq Global Select Market on June 10, 2022 and (b) 132,182,440 an estimate of the maximum number of Company Shares to be canceled pursuant to the Merger, minus (ii) the cash portion of the consideration to be paid by Parent to holders of the Company’s securities. As this results in a negative number, the maximum aggregate offering price has been estimated as $0. The above calculation does not include treasury shares of the Company or the number Company Shares held by Parent or any of its subsidiaries. In accordance with Rule 416, this Registration Statement also covers an indeterminate number of additional shares of Parent securities as may be issuable as a result of stock splits, stock dividends or similar transactions.

(4)	The registration fee for the securities registered hereby has been calculated pursuant to Section 6(b) of the Securities Act, at a rate equal to $92.70 per $1.0 million of the proposed maximum aggregate offering price.